Exhibit 99.2
FORM OF OPINION
                   , 2008
The E.W. Scripps Company
312 Walnut Street
2800 Scripps Center
Cincinnati, Ohio 45202
Ladies and Gentlemen:
We have acted as counsel to The E.W. Scripps Company (“EWS”), an Ohio corporation, in connection with (1) the contribution of 100% of the stock in Scripps Shop at Home, Inc. and a 50% general partnership interest in Cable Program Management Co., G.P. (each entity participates in EWS’ television networks business) by Scripps Howard Broadcasting Company (“SHBC”), an Ohio corporation and a wholly-owned subsidiary of EWS, to Scripps Networks Interactive, Inc. (“Spinco”), an Ohio corporation that is a newly formed, wholly-owned subsidiary of SHBC, in exchange for two classes of stock of Spinco (the “First Contribution”) pursuant to the Separation and Distribution Agreement, dated as of ___, between EWS and Spinco (the “Distribution Agreement”), (2) the pro-rata distribution of all of the Spinco common stock by SHBC to EWS pursuant to the Distribution Agreement (the “First Distribution”), (3) the contribution of 100% of the stock in Shopzilla, Inc. and Ulysses UK, Inc. (each entity participates in EWS’ interactive media business) and the 100% membership interest in uSwitch, LLC by EWS to Spinco in exchange for Spinco’s assumption of certain liabilities of EWS related to deferred compensation items with respect to executives that will be transferred to Spinco and approximately $375 million in cash to be used to reduce EWS’ indebtedness (the “Second Contribution”), and (4) the pro-rata distribution of all of the two classes of stock of Spinco (the “Second Distribution”) by EWS to its shareholders pursuant to the Distribution Agreement. In that capacity, we are delivering this opinion to you in connection with the Registration Statement of Spinco (the “Registration Statement”) on Form 10 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness, both initially and continuing as of the Distribution Date (as defined in the Distribution Agreement), of the facts, information, representations, covenants, and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the request by EWS for rulings from the Internal Revenue Service (the “IRS”), as subsequently supplemented by various letters including all exhibits and enclosures thereto (the “Ruling Request”), (ii) the private letter ruling issued by the IRS to EWS (the “Ruling”), (iii) the letter from EWS dated as of ___; (iv) the letter from The E.W. Scripps Trust dated as of ___, (v) the Registration Statement including exhibits thereto, (vi) the Distribution Agreement and all agreements included as exhibits to the Distribution Agreement (individually and collectively, the “Agreements”), and (vii) such other documents and records as we deem necessary or appropriate as a basis for this opinion. For purposes of rendering our opinion, we have assumed that such facts, information, representations, covenants, and agreements are, and will continue to be as of the Distribution

Date, true, correct, and complete without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing effectiveness and validity of the Ruling and the initial and continuing accuracy and completeness of the facts, information, representations, covenants, and agreements set forth in the documents referred to above.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic, or facsimile copies, and the authenticity of the originals of such documents. We also have assumed that the transactions related to the First Contribution, First Distribution, Second Contribution, and Second Distribution will be consummated in accordance with the Agreements and the Ruling as described in the Ruling Request and the Registration Statement, and none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Distribution Date.
In rendering our opinion, we have considered the applicable provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the IRS, and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.
Based solely upon and subject to the foregoing, we are of the opinion that, under current law, for United States federal income tax purposes:
The First Distribution
1.	The First Contribution, followed by the First Distribution, will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code. SHBC and Spinco will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code.[1]

2.	SHBC will not recognize any gain or loss on the First Contribution.

3.	Spinco will not recognize any gain or loss on the First Contribution.

4.	Spinco’s basis in each asset received in the First Contribution will equal the basis of that asset in the hands of SHBC immediately before the transfer.

5.	Spinco’s holding period in each asset received in the First Contribution will include the period during which SHBC held that asset.

6.	Earnings and profits will be allocated between SHBC and Spinco in accordance with Section 312(h) of the Code and Regulation Sections 1.312-10(a) and 1.1502-33(f)(2).

[1]	Unless otherwise indicated, all Section references are to the Code and the Regulations.

7.	SHBC will not recognize any gain or loss on the First Distribution.

8.	EWS will not recognize any gain or loss (and will not otherwise include any amount in income) upon the receipt of the Spinco stock in the First Distribution.

9.	The aggregate tax basis of the Spinco stock and the SHBC stock in the hands of EWS will be the same as the aggregate tax basis of the SHBC stock held by EWS immediately before the First Distribution, allocated in the manner described in Regulation Section 1.358-2.

10.	EWS’ holding period in the Spinco stock received will include EWS’ holding period for the SHBC stock, provided that the SHBC stock is held as a capital asset on the date of the Second Distribution.
The Second Distribution
11.	The Second Contribution, followed by the Second Distribution, will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code.

12.	EWS will not recognize any gain or loss on the Second Contribution.

13.	Spinco will not recognize any gain or loss on the Second Contribution.

14.	Spinco’s basis in each asset received in the Second Contribution will include the period during which EWS held that asset.

15.	Earnings and profits will be allocated between EWS and Spinco in accordance with Section 312(h) of the Code and Regulation Sections 1.312-10(a) and 1.1502-33(e).

16.	EWS will not recognize any gain or loss on the Second Distribution.

17.	The EWS shareholders will not recognize any gain or loss (and will not otherwise include any amount in income) upon the receipt of the Spinco stock in the Second Distribution.

18.	The aggregate tax basis of the Spinco stock and the EWS stock in the hands of the EWS shareholders will be the same as the aggregate tax basis of the EWS stock held by such holders immediately before the Second Distribution, allocated in the manner described in Regulation Section 1.358-2.

19.	Each EWS shareholder’s holding period in the Spinco stock received will include the holding period of the EWS stock with respect to which the distribution of the Spinco stock is made, provided that the EWS stock is held as a capital asset on the date of the Second Distribution.
This opinion is delivered to you in connection with the transaction referred to herein. Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the First Contribution, First Distribution, Second Contribution, or Second Distribution or any transaction related to or contemplated by the First Contribution, First Distribution, Second Contribution, or Second Distribution.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that become incorrect or untrue.
Very truly yours,
Baker & Hostetler LLP